Exhibit 99
NEWS RELEASE

July 29, 2011

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
	News Media:	Denise D. VanBuren, (845) 471-8323

CH Energy Group Reports Second-Quarter Earnings

(Poughkeepsie, NY) CH Energy Group, Inc. (NYSE:CHG) today reported second-quarter earnings of 38 cents per share, 5 cents per share lower than the same period of 2010, when earnings totaled 43 cents per share.

“The most important development of this quarter is that we are executing well on our strategy to exit unregulated renewable generation assets in order to concentrate on our core business competency of delivering energy through both our combined, regulated electric and natural gas utility and our fuel distribution subsidiary,” said Chairman of the Board, President and C.E.O. Steven V. Lant. He said a contract has been signed to sell the largest renewable investment, and the sale of another large facility was completed during the second quarter.

Lant also noted the stable underlying financial performance of the delivery subsidiaries, and said their strong quarter is masked by a number of items related to timing. “Absent two of those impacts, the earnings of our primary subsidiary, Central Hudson, would have actually increased by 3 cents per share, or about 6 percent, when comparing results from this year’s second quarter to those of last year,” he explained.

Lant also estimated that despite lower earnings per share during the first half of the year ($1.47 per share year to date in 2011, as compared to $1.72 during the same period of 2010), the corporation anticipates that earnings per share for the calendar year in 2011 will be higher than those of 2010 -- even after excluding one-time impairment charges taken last year.

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CH Energy Group released the following quarterly results by business unit:

Central Hudson Gas & Electric Corporation

Central Hudson posted second-quarter earnings of 46 cents per share, as compared to 62 cents during the second quarter of 2010. The most significant quarterly drivers of the 16-cent difference were the absence of a 2010 regulatory deferral related to uncollectible account expenses, (14 cents per share), and accelerated tree trimming expenses during 2011, (5 cents per share). Higher delivery revenues of 10 cents per share helped to offset these and other normal increases in the cost of doing business, such as depreciation and taxes.

“Those two large drivers -- the positive but one-time impact of a regulatory filing that occurred in 2010 and our decision to advance tree trimming expenses this year in order to take advantage of contracted savings -- largely shaped this quarter’s results for Central Hudson,” said Lant. “Most importantly, we see strong, stable operations in the utility, which represents approximately 89 percent of our business.”

Griffith Energy Services

Griffith Energy Services posted a loss of 11 cents per share during the second quarter, as compared to a loss of 10 cents per share during the same period of 2010. Lant said the results were expected, and reflect the seasonal nature of Griffith’s business. Year-to-date, the fuel distribution subsidiary has earned 17 cents, an improvement of 1 cent as compared to the first half of 2010.

Other Businesses and Investments

CH Energy Group’s other businesses and investments contributed 3 cents per share in earnings, a 12-cent improvement as compared to the second quarter of 2010, when this business unit posted a 9-cent-per-share loss.

“We are progressing on the divestiture of our renewable energy assets, and the combined benefit of that activity added 5 cents per share to the quarterly earnings relative to last year,” said Lant. He noted that one asset, the Lyonsdale Biomass plant in upstate New York was divested effective May 1, 2011; and that an agreement has been reached to sell the Shirley Wind property in Wisconsin to Duke Energy.

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About CH Energy Group, Inc.: CH Energy Group, Inc. is predominantly a regulated transmission and distribution utility, headquartered in Poughkeepsie, NY. Central Hudson Gas & Electric Corporation serves approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  CH Energy Group also operates Central Hudson Enterprises Corporation (CHEC), a non-regulated subsidiary composed primarily of Griffith Energy Services, which supplies energy products and services to approximately 57,000 customers in the Mid Atlantic Region, as well as several renewable energy investments.

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Conference Call:Mr. Lant will conduct a conference call with investors to review financial results at 2:00 p.m. (ET) today, July 29, 2011. Dial-in: 1-800-230-1059; Conference Name “CH Energy Group.” Supplemental materials will be posted to the Company’s Web site at www.CHEnergyGroup.com to assist participants in following the Conference Call presentation.  A digitized replay of the call will be available from 4:30 p.m. (ET) on July 29, 2011, until 11:59 p.m. on August 5, 2011, by dialing 1-800-475-6701 and entering access code 210215. In addition, the call will be webcast live in listen-only mode and available for replay for approximately 30 days within the Investor Relations section of the Company’s Web site at www.CHEnergyGroup.com

Forward-Looking Statements –
Statements included in this news release  and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group’s and Central Hudson’s future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: deviations from normal seasonal weather and storm activity; fuel prices; energy supply and demand; potential future acquisitions; the ability of the Company to divest non-core assets at acceptable prices within expected time frames, legislative, regulatory, and competitive developments; interest rates; access to capital; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.  CH Energy Group and Central Hudson undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

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CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET

	June 30,	December 31,
	2011 (1)	2010 (2)
ASSETS	(Thousands of Dollars)

UTILITY PLANT
Utility Plant	$1,422,189	$1,397,874
Less: Accumulated depreciation	380,191	395,776

	1,041,998	1,002,098
Construction work in progress	54,693	52,607

Net Utility Plant	1,096,691	1,054,705

OTHER PROPERTY AND PLANT - NET	18,227	68,313

CURRENT ASSETS
Cash and cash equivalents	42,193	29,420
Accounts receivable from customers - net	90,991	99,402
Fuel, materials and supplies	20,462	25,447
Fair value of derivative instruments	62	146
Regulatory assets	35,369	96,491
Special deposits and prepayments	20,038	25,671
Assets held for sale	47,512	-
Accumulated deferred income tax	17,781	-
Other	17,112	24,239

	291,520	300,816

DEFERRED CHARGES AND OTHER ASSETS	297,874	305,441

TOTAL	$1,704,312	$1,729,275

CAPITALIZATION and LIABILITIES

CAPITALIZATION
Common Shareholders' Equity(3)	$524,886	$537,632
Non-controlling interest	-	172
Preferred Stock of subsidiary	21,027	21,027
Long-term debt	466,466	502,959

	1,012,379	1,061,790

CURRENT LIABILITIES
Current maturities of long-term debt	36,973	941
Notes payable	12,000	-
Accounts payable	41,450	57,059
Accrued interest	7,380	6,398
Dividends payable	8,574	8,774
Customer advances and deposits	20,016	27,036
Regulatory liabilities	13,456	18,596
Fair value of derivative instruments	11,096	13,183
Liabilities held for sale	474	-
Accumulated deferred income tax	-	6,052
Other	27,311	32,507

	178,730	170,546

DEFERRED CREDITS AND OTHER LIABILITIES	288,675	302,341

ACCUMULATED DEFERRED INCOME TAX	224,528	194,598

TOTAL	$1,704,312	$1,729,275

(1)	Unaudited

(2)	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2010.

(3)	Shares outstanding at June 30, 2011 = 15,428,451. Shares outstanding at December 31, 2010 = 15,799,262.

CH ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME

	(Unaudited)		(Unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Thousands of Dollars)
Operating Revenues
Electric	$114,235	$125,096	$268,805	$271,058
Natural Gas	33,997	32,461	109,479	101,548
Competitive business subsidiaries:
Petroleum products	54,029	37,178	146,661	117,337
Other	5,391	5,503	10,261	10,267
Total Operating Revenues	207,652	200,238	535,206	500,210

Operating Expenses
Operation:
Purchased electricity and fuel used in electric generation	37,795	52,649	108,063	119,524
Purchased natural gas	15,290	14,754	57,088	52,402
Purchased petroleum	48,228	32,313	123,994	95,084
Other expenses of operation - regulated activities	56,747	50,191	125,980	107,894
Other expenses of operation - competitive business subsidiaries	11,476	11,049	24,171	24,351
Depreciation and amortization	10,295	9,719	20,574	19,409
Taxes, other than income tax	11,626	10,579	24,927	21,383
Total Operating Expenses	191,457	181,254	484,797	440,047

Operating Income	16,195	18,984	50,409	60,163

Other Income and Deductions
Income from unconsolidated affiliates	155	(532)	619	(298)
Interest on regulatory assets and other interest income	1,581	1,508	3,447	2,635
Regulatory adjustments for interest costs	330	(107)	713	(248)
Business development costs	(263)	(499)	(498)	(802)
Other - net	(474)	153	(1,049)	(34)
Total Other Income (Deductions)	1,329	523	3,232	1,253

Interest Charges
Interest on long-term debt	6,730	5,649	13,470	11,257
Interest on regulatory liabilities and other interest	1,534	1,487	3,015	3,150
Total Interest Charges	8,264	7,136	16,485	14,407

Income before income taxes, non-controlling interest and preferred dividends of subsidiary	9,260	12,371	37,156	47,009

Income taxes	2,990	4,599	13,665	18,631

Net Income from Continuing Operations	6,270	7,772	23,491	28,378

Discontinued Operations
(Loss) Income from discontinued operations before tax	(28)	(1,762)	366	(1,652)
Loss from sale of discontinued operations	(92)	-	(543)	-
Income tax benefit from discontinued operations	(47)	(578)	(73)	(577)
Net Loss from Discontinued Operations	(73)	(1,184)	(104)	(1,075)

Net Income	6,197	6,588	23,387	27,303

Net loss attributable to non-controlling interest:
Non-controlling interest in subsidiary	-	(419)	-	(385)
Dividends declared on Preferred Stock of subsidiary	242	242	485	485

Net income attributable to CH Energy Group	5,955	6,765	22,902	27,203

Dividends declared on Common Stock	8,331	8,545	16,758	17,084

Change in Retained Earnings	$(2,376)	$(1,780)	$6,144	$10,119

Average number of common stock shares outstanding
Basic:	15,476	15,782	15,560	15,780
Diluted:	15,674	15,920	15,758	15,918

Income from continuing operations attributable to CH Energy Group common shareholders
Earnings per share - Basic:	$0.39	$0.50	$1.48	$1.79
Earnings per share - Diluted:	$0.38	$0.50	$1.46	$1.78

Loss from discontinued operations attributable to CH Energy Group common shareholders
Earnings per share - Basic:	$(0.01)	$(0.07)	$(0.01)	$(0.07)
Earnings per share - Diluted:	$-	$(0.08)	$-	$(0.07)

Amounts attributable to CH Energy Group common shareholders:
Earnings per share - Basic:	$0.38	$0.43	$1.47	$1.72
Earnings per share - Diluted:	$0.38	$0.42	$1.46	$1.71

Dividends Declared Per Share	$0.54	$0.54	$1.08	$1.08

CH ENERGY GROUP, INC.
EARNINGS PER  SHARE BY SEGMENT

The chart below presents the change in earnings of CH Energy Group’s business units in terms of earnings for each share of CH Energy Group’s Common Stock.  Management believes this presentation is useful because it shows the relative contribution of the various business units to CH Energy Group's earnings.

Consolidated CH Energy Group	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011 (1)	2010 (1)	2011 (1)	2010 (1)
Central Hudson - Electric	$0.36	$0.48	$0.75	$1.06
Central Hudson - Natural Gas	0.10	0.14	0.50	0.60

Griffith	(0.11)	(0.10)	0.17	0.16

Other Businesses and Investments	0.03	(0.09)	0.05	(0.10)

Consolidated Earnings per Share (basic), as reported	$0.38	$0.43	$1.47	$1.72

Consolidated Earnings per Share (diluted), as reported	$0.38	$0.42	$1.46	$1.71

(1) Unaudited

The information above is considered a non-GAAP financial measure.  This information is not an alternative to earnings per share determined on a consolidated basis, which is the most directly comparable GAAP measure.  A reconciliation of each business unit's earnings per share to CH Energy Group's earnings per share, determined on a consolidated basis, is included in the table above.